LOCK-UP AND RIGHT OF FIRST OFFER AGREEMENT

THIS LOCK-UP AND RIGHT OF FIRST OFFER AGREEMENT (this "*Agreement*"), is made as of September 7, 2022, by and among James Monroe III, an individual ("*Monroe*"), Thermo Funding II LLC, a Colorado limited liability company ("*Thermo Funding*" and, together with Monroe, the "*Stockholder*"), Globalstar, Inc., a Delaware corporation (the "*Company*"), and the Holder listed on Schedule 1 hereto (together with its successors and assigns, "*Holder*"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the KTA (as defined below).

WHEREAS, the Company and Holder are parties to a Key Terms Agreement effective as of October 21, 2019 (the "*KTA*");

WHEREAS, as of the date hereof, the Stockholder directly or indirectly beneficially owns or controls 1,077,514,908 shares of the Company's voting common stock, par value $0.0001 per share (the "*Common Stock*"); and

WHEREAS, in connection with the transactions contemplated by the KTA the parties desire to enter into this Agreement to provide for a lock-up and right of first offer with respect to certain Transfers of Capital Stock by the Stockholder.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

1. Right of First Offer and Lock-Up

1.1 Right of First Offer.

(a) Grant. Subject to the terms and conditions hereof, the Stockholder hereby unconditionally and irrevocably grants to Holder a Right of First Offer to purchase all or any portion of Transfer Stock that the Stockholder may propose to Transfer in a Proposed ROFO Transfer, at a price equal to the volume-weighted average Market Price of the Common Stock for the five (5) trading days immediately preceding the date on which the applicable Proposed Transfer Notice is delivered to Holder in accordance with this Agreement.

(b) Notice. In connection with any Proposed ROFO Transfer the Stockholder shall deliver a Proposed Transfer Notice to Holder no later than five (5) days prior to the consummation of such Proposed ROFO Transfer. Such Proposed Transfer Notice shall contain the number of Shares to be Transferred and the date on which the Proposed ROFO Transfer will be consummated. Holder shall deliver written notice to the Stockholder no later than three (3) days after delivery of the Proposed Transfer Notice (the "*ROFO Election Deadline*") (i) electing to exercise its Right of First Offer and specifying the number of shares of Transfer Stock to be purchased by Holder pursuant to the Right of First Offer or (ii) declining to exercise its Right of First Offer and, in each case, shall provide the joint written instructions contemplated by Section 1.3(b)(i) together with such notice.

(c) ROFO Sale. In the event that Holder does not elect to purchase the full number of shares of Transfer Stock set forth in the Proposed Transfer Notice, then the Stockholder may sell all or any portion of such shares of Transfer Stock to any purchaser on during the sixty (60) day period immediately following the ROFO Election Deadline; provided, that any future Proposed ROFO Transfer with respect to such shares of Transfer Stock or any other shares of Transfer Stock shall remain subject to the terms and conditions of this Agreement, including this Section 1.1.

(d) Exclusions from Right of First Offer. Notwithstanding the foregoing, the provisions of this Section 1.1 shall not apply to any Excluded Transfer or any Transfer of Capital Stock to the Company in connection with a cashless exercise or conversion of any warrant, option or similar security or a transaction

intended to provide for withholding or other taxes on a grant of equity securities (e.g., options or restricted stock granted as compensation for service on the Company's Board of Directors).

1.2 Transfer Restrictions. The Stockholder shall not make any Prohibited Transfer until after the five-year anniversary of the commencement of the Phase 1 Service Period (or termination of this Agreement, if earlier), except that the Stockholder shall be permitted at any time to make a Prohibited Transfer to Holder or a designee of Holder on terms approved by Holder. The Stockholder may make an Excluded Transfer in accordance with Section 1.1(d); provided, that in the case of any Excluded Transfer, the Stockholder shall deliver prior written notice to Holder of such Excluded Transfer no later than five (5) days prior to the date of such Excluded Transfer and the Shares subject to the Excluded Transfer shall at all times remain subject to the terms and conditions set forth in this Agreement and such transferee shall, as a condition to such Transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder, including the obligations of a Stockholder with respect to Proposed ROFO Transfers of such shares pursuant to Section 1.1. Any purported Prohibited Transfer or Excluded Transfer made in contravention of the terms of this Agreement shall be null, void, and of no legal force or effect *ab initio* and shall not be recorded on the books of the Company or the Transfer Agent.

1.3 Transfer Agent; Joint Written Instructions; Legends.

(a) Transfer Agent. Promptly following the execution and delivery of this Agreement but in no event later than the on the date hereof, the Company and the Stockholder shall provide this Agreement to the Transfer Agent and instruct the Transfer Agent (i) to place a stop transfer order or position stop instructions on all of the shares of Capital Stock, (ii) to apply the legend contemplated by Section 1.3(c) to all shares of Capital Stock, and (iii) that no shares of Capital Stock shall be Transferred by the Stockholder other than in accordance with the terms and conditions of this Agreement. The Stockholder hereby acknowledges and agrees that neither the Company nor the Transfer Agent shall be required to effect or otherwise recognize any Transfer of shares of Capital Stock if such Transfer is not undertaken in accordance with the terms and conditions of this Agreement or would otherwise constitute a violation or breach of this Agreement.

(b) Joint Written Instructions. In connection with any Transfer of Capital Stock by the Stockholder, no such Transfer shall be permitted, and the Transfer Agent will not act, without joint written instructions and the Company and Holder hereby agree to deliver joint written instructions to the Transfer Agent as follows in order to effect any such Transfer:

(i) in the event that the Transfer is a ROFO Transfer, Holder and the Company shall provide joint written instructions to the Transfer Agent at the ROFO Election Deadline with respect to Holder's election to purchase all or any portion of such Transfer Stock or permitting the Stockholder to Transfer such shares of Transfer Stock in accordance with the terms and conditions of this Agreement after Holder elected not to purchase such shares;

(ii) in the event that the Transfer is an Excluded Transfer or a Transfer to the Company in connection with a cashless exercise or conversion of any warrant, option or similar security or a transaction intended to provide for withholding or other taxes on a grant of equity securities (e.g., options or restricted stock granted as compensation for service on the Company's Board of Directors), Holder and the Company shall provide joint written instructions to the Transfer Agent immediately prior to the consummation of such Excluded Transfer or Transfer to the Company; and

(iii) in the event that the Transfer is a Transfer other than as contemplated by clause (i) or (ii), Holder and the Company shall provide joint written instructions to the Transfer Agent in connection with such Transfer so long as such Transfer is undertaken with, and would not constitute a violation or breach of, the terms and conditions of this Agreement.

(c) Legends. The following legend describing this Agreement shall be imprinted on each stock certificate, or applied to each book-entry record, representing shares of Capital Stock and the transfer records of the Company and the Transfer Agent shall reflect such restrictions:

> THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AND RIGHT OF FIRST OFFER AGREEMENT, DATED AS OF SEPTEMBER 7, 2022, BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND THE OTHER PARTIES THERETO. THESE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, GIFTED OR OTHERWISE DISPOSED OF OTHER THAN IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT, AND ANY ATTEMPT TO DO SO SHALL BE VOID AND OF NO LEGAL FORCE OR EFFECT.

1.4 Effect of Failure to Comply.

(a) Equitable Relief. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Capital Stock not made in strict compliance with this Agreement).

(b) Violation of Right of First Offer. If the Stockholder becomes obligated to sell any Transfer Stock to Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms and conditions of this Agreement, Holder may, at its option, in addition to all other remedies it may have, send to the Stockholder the purchase price for such Transfer Stock as is herein specified and request that the Company and the Transfer Agent effect such transfer in the name of Holder on the Company's books and records and any certificates, instruments, or book entry representing the Transfer Stock to be sold.

2. Representations and Warranties

2.1 Company and Stockholder Representations and Warranties. Each of the Company and the Stockholder hereby represents and warrants to Holder that as of the date hereof:

(a) Organization, Qualification, Power and Authority. Each of the Company and the Stockholder is an entity, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Company and the Stockholder, as applicable, is qualified to conduct business and in good standing under the laws of each jurisdiction where such qualification is required. Each of the Company and the Stockholder has the requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Authorization; Enforceability. Each of the Company and the Stockholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the Stockholder and the consummation by the Company and the Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action, and no other proceedings on the part of any other party are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and the Stockholder and, assuming the due authorization, execution and delivery by Holder, constitutes the valid and legally binding obligation of the Company and the Stockholder, enforceable against the Company and the Stockholder in accordance with its terms and conditions.

(c) Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate any material permits or any laws or orders to which the Company, the Stockholder or their respective properties or assets are

subject, (ii) violate any provision of the organizational documents of the Company or the Stockholder, as applicable, or (iii) materially conflict with, result in a material breach or violation of, constitute a material default under, result in the material acceleration of, create in any person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any material lien upon any of the assets of the Company or the Stockholder under, any material contract of the Company or the Stockholder. The Company and the Stockholder do not need to provide any notice to, make any registration, declaration or filing with or obtain any license, permit, order, authorization, consent or approval of any governmental, regulatory or administrative authority in order for the Company and the Stockholder to enter into this Agreement or consummate the transactions contemplated by this Agreement.

(d) Title and Ownership. The Stockholder is the record and/or beneficial owner, directly or indirectly, of 1,077,514,908 shares of Capital Stock as of the date of this Agreement, free and clear of all liens or encumbrances. The Stockholder is not a party to any option, warrant, purchase right or other contract that could require the Stockholder to sell, transfer or otherwise dispose of any such shares of Capital Stock. The Stockholder is not a party to any stockholder agreement, investors' rights agreement, voting agreement, voting trust, right of first refusal and co-sale agreement, management rights agreement or other similar contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Capital Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Capital Stock or other securities of the Company.

2.2 Holder Representations and Warranties. Holder hereby represents and warrants to the Company and the Stockholder that as of the date hereof:

(a) Organization, Qualification, Power and Authority. Holder is an entity duly organized, validly existing and in good standing under its jurisdiction of incorporation. Holder is qualified to conduct business and in good standing under the laws of each jurisdiction where such qualification is required. Holder has the requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Authorization; Enforceability. Holder has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Holder and the consummation by Holder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holder and no stockholder votes or approvals are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Holder and, assuming the due authorization, execution and delivery by the Company and the Stockholder, constitutes the valid and legally binding obligation of Holder, enforceable against Holder in accordance with its terms and conditions.

(c) Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate any material permits or any laws or orders to which Holder or its respective properties or assets are subject, (ii) violate any provision of the organizational documents of Holder, or (iii) materially conflict with, result in a material breach or violation of, constitute a material default under, result in the material acceleration of, create in any person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any material lien upon any of the assets of Holder under, any material contract of Holder. Holder does not need to provide any notice to, make any registration, declaration or filing with or obtain any license, permit, order, authorization, consent or approval of any governmental, regulatory or administrative authority in order for Holder to consummate the transactions contemplated by this Agreement, except in

each case where the failure to give such notice or obtain such approval would not, individually or in the aggregate, reasonably be expected to be material to Holder.

3. Definitions

3.1 "*Affiliate*" means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

3.2 "*Capital Stock*" means: (a) shares of Common Stock and preferred stock (excluding any preferred stock that does not have voting rights other than with respect to amendments to its own terms or otherwise convert into Common Stock or any other voting security of the Company) of the Company (whether now outstanding or hereafter issued in any context); (b) shares of Common Stock issued or issuable upon conversion of any preferred stock of the Company; and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case, now owned or subsequently acquired by the Stockholder or any of its respective successors or permitted transferees or assigns.

3.3 "*Excess Shares*" means, at any time, all shares of Capital Stock directly or indirectly beneficially owned and controlled by the Stockholder in excess of the number of shares of Capital Stock necessary for the Stockholder to directly or indirectly beneficially own and control at least 51.00% of the shares of Capital Stock outstanding at such time.

3.4 "*Excluded Transfer*" means (a) any transfer of Capital Stock by Monroe to a parent, spouse or lineal descendant of Monroe for bona fide estate planning purposes or to a trust that has such persons as its beneficiaries or (b) transfers of up to an aggregate of 20 million shares of Capital Stock to one or more Thermo employees pursuant to agreements in effect as of the effective date of this Agreement.

3.5 "*Market Price*" means the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, the closing price of the Common Stock as reported by Bloomberg L.P.; (b) if the Common Stock is quoted on the OTCQB or OTCQX, the closing price of the Common Stock; (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock, as the case may be, as determined by an independent appraiser selected in good faith by Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

3.6 "*Prohibited Transfer*" means any Transfer of Capital Stock by the Stockholder that would cause the Stockholder to directly or indirectly beneficially own and control less than 51.00% of the shares of Capital Stock outstanding at the time thereof.

3.7 "*Proposed ROFO Transfer*" means any ROFO Transfer proposed by the Stockholder.

3.8 "*Proposed Transfer Notice*" means written notice from the Stockholder to Holder of a Proposed ROFO Transfer as contemplated by Section 1.1(b).

3.9 "*Right of First Offer*" means the right, but not an obligation, of Holder to purchase all or any portion of the shares of Transfer Stock with respect to a Proposed ROFO Transfer in accordance with the terms of this Agreement.

3.10 "*ROFO Transfer*" means any Transfer of Capital Stock by the Stockholder other than a Prohibited Transfer, provided, however, that if the Stockholder proposes to make a Prohibited Transfer at any time after the five-year anniversary of the commencement of the Phase 1 Service Period and prior to termination of this Agreement, such Prohibited Transfer shall be a ROFO Transfer for the purposes of this Agreement.

3.11 "*Transfer*" shall mean any bona fide sale, contract to sell, pledge, loan, grant of any option to purchase, any short sale or other disposal of any shares of Capital Stock that is not made in connection with, and does not give rise to, a Change of Control (as such term is defined in the KTA); provided, that a pledge of any Excess Shares to financial institutions to secure margin accounts shall not be deemed to be a Transfer.

3.12 "*Transfer Agent*" means Computershare, N.A. or any successor transfer agent.

3.13 "*Transfer Stock*" means shares of Capital Stock owned by the Stockholder and proposed to be transferred in a Proposed ROFO Transfer.

4. Miscellaneous

4.1 Term. This Agreement shall automatically terminate upon the earlier of (a) the termination of the KTA; and (b) the ten-year anniversary of the commencement of the Phase 1 Service Period.

4.2 Affiliates of Stockholder. The Stockholder shall cause each of its Affiliates that are record and/or beneficial owners of shares of Capital Stock to comply with the terms and conditions of this Agreement in all respects as if each such Affiliate was a party hereto. The Stockholder hereby acknowledges and agrees that it shall be responsible for any breach or violation of this Agreement by any of its Affiliates. Notwithstanding the foregoing, this Section 4.2 shall not apply to any 401(k) plan or other benefit plan maintained by the Company or any subsidiary of the Company for its employees.

4.3 Governing Law. This Agreement and all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

4.4 Jurisdiction. Each of the parties submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 4.6. Nothing in this Section 4.4, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

4.5 Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of any party hereto shall operate as a waiver of such right or otherwise prejudice such party's rights, powers or remedies. Without limiting any other provision of this Agreement, if the Stockholder fails to comply with any provision of this Agreement, which non-compliance results in any damages to Holder, the Stockholder shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, without limitation, reasonable attorneys' fees, including those of appellate proceedings, incurred

by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

4.6 Notices. Any notice, request or other communication required or permitted to be made or given pursuant to this Agreement shall be made or given in accordance with the KTA.

4.7 Remedies. Holder, in addition to being entitled to exercise all rights contemplated by this Agreement and granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each of the Company and the Stockholder agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate or that there is no irreparable harm and not to require the posting of a bond or other security.

4.8 Successors and Assigns. This Agreement and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

4.9 Amendment. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto.

4.10 Severability; Conflict. If a court of competent jurisdiction finds any provision of this Agreement unlawful or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. If there is any inconsistency between this Agreement and the KTA, the KTA shall control.

4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively are one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

James Monroe, III

1735 19th Street
Denver, CO 80202

THERMO FUNDING II LLC

By: ______________________
Name: JAMES MONROE III
Title: MANAGER

1735 19th Street, #200
Denver, CO 80202

GLOBALSTAR, INC.

By: ______________________
Name: JAMES MONROE III
Title: Executive Chairman

1351 Holiday Square Blvd.
Covington, LA 70433

HOLDER

By: ______________________
Holder Authorized Signatory

Holder Address

SCHEDULE 1

HOLDER

"Holder" means Apple Inc., a California corporation.

"*Holder Address*" means One Apple Park Way, Cupertino, California 95014, United States.

"*Holder Authorized Signatory*" means Tony J. Blevins, V.P. Procurement, or his designee.

To prevent inadvertent disclosure, Monroe, Thermo Funding and Company shall not include this Schedule 1 in any copy of this Agreement distributed to third parties or to the officers, directors, agents, consultants, contractors, and employees thereof, except as permitted pursuant to the "Confidentiality" section of Attachment 2 of the KTA.